Akers Biosciences, Inc.

201 Grove Rd,

West Deptford, NJ

December 3, 2013

Thomas J. Knox

50 South 16th Street, Suite 4604

Philadelphia, PA, 19102

Re:	Conversion of Series A Cumulative Convertible Preferred Stock and Note Cancellation

Dear Mr. Knox:

We refer to that certain Subscription Agreement, dated September 14, 2012, by and between Akers Biosciences, Inc., a corporation incorporated under the laws of the State of New Jersey (the “Company”), and you, Thomas J. Knox (“Knox”), an individual residing at 50 South 16th Street, Suite 4604, Philadelphia, PA, 19102 , to purchase, among other things, 10,000,000 shares of the Company’s Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”). In accordance with the terms of the Series A Preferred Stock, as set forth in the certificate of designation, you have the right to convert the Series A Preferred Stock upon completion of (i) payment to the Company of an aggregate principal amount of an additional $500,000 (the “Purchase Price”); (ii) repayment (the “Note Repayment”) of the aggregate principal amount and all accrued interest due under that certain Promissory Note (as defined in the Subscription Agreement) and (iii) an increase in the Company’s authorized shares of common stock (the “Share Increase”).

During conversations in October 2013, the Company requested that you convert your Series A Preferred Stock for various reasons. While under no contractual obligation to do so, you agreed to convert all of your Series A Preferred Stock in order to help the Company strengthen its balance sheet. In order to help facilitate such conversion, by letter dated November 15, 2013, the Company previously acknowledged that, as the Note Repayment and Share Increase have already occurred, conversion may be effected upon satisfaction of the Purchase Price.

We further refer to that certain promissory note in the principal aggregate amount of $500,000 issued by you, in favor of the Company, on November 15, 2013 (the “2013 Promissory Note”) in order to fully satisfy the Purchase Price. Upon receipt of the 2013 Promissory Note, the Company converted the Series A Preferred Stock into 320,512 shares of the Company’s common stock (the “Shares”) and in accordance with the terms of the 2013 Promissory Note, held the Shares as collateral until such time as the 2013 Promissory Note was paid in full.

The Company hereby acknowledges that the 2013 Promissory Note is hereby cancelled and that in consideration of such cancellation, 58,515 of the Shares shall be cancelled and you will be issued 261,997 shares in full satisfaction of the Purchase Price, all in accordance with the formula set forth on Schedule I attached hereto.

This letter agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this letter agreement. All terms and conditions contained in the Subscription Agreement and Series A Preferred Stock shall remain unchanged following the execution hereof. This letter agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to choice of law principles. This letter agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. In case any provision of this letter agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this letter agreement, and the validity legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The parties hereby consent and agree that if this letter agreement shall at any time be deemed by the parties for any reason insufficient, in whole or in part, to carry out the true intent and spirit hereof or thereof, the parties will execute or cause to be executed such other and further assurances and documents as in the reasonable opinion of the parties may be reasonably required in order more effectively to accomplish the purposes of this letter agreement.

Please indicate your acknowledgment and acceptance of the terms of this letter agreement by signing in the space provided and returning this letter agreement to our attention at the address above.

Very truly yours,

AKERS BIOSCIENCES, INC.

By	/s/Raymond Akers
Name:	Raymond Akers
Title:	Executive Chairman

ACKNOWLEDGED AND AGREED:

/s/Thomas J. Knox

Thomas J. Knox

SCHEDULE I

Y(A-B) =X
A

X= the number of shares of Common Stock to be issued to Knox

Y= 320,512 to be issued upon conversion

A= Fair Market Value

B= Conversion Price (as adjusted)

320, 512(8.5455-$1.56) = 262,002

$8.55

Interest = $39 (5 shares)

262,002 – 5 = 261,997